EXHIBIT 9(a)(5)

                          SCUDDER SERVICE CORPORATION

                   FEE INFORMATION FOR SERVICES PROVIDED UNDER
                   TRANSFER AGENCY AND SERVICE AGREEMENT
                          Scudder Family of Funds

Annual maintenance fee for each account
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1/12th of the annual maintenance fee shall be charged and payable each month. It will be charged for any account which at any time during the month had a share balance in the fund. The minimum monthly charge to any portfolio is $1,000.

Money Market Funds                                  $28.90
Monthly Income Funds                                 25.00
Quarterly Distribution Funds                         20.40
Annual Distribution Funds                            17.55

Other fees
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New Account Set Up                                  $ 5.00 each
Disaster Recovery                                     0.25 per year
Closed Accounts                                       1.20 per year
TIN Certificates                                      0.15 each
 TIN Maintenance                                      0.25 each
Check Writing:
   Set Up                                             5.00 per account
  Retail Check Clearance                              0.96 per check
  Corporate Check Clearance                           0.46 per check

Out of pocket expenses shall be reimbursed by the fund to Scudder Service Corporation or paid directly by the fund. Such expenses include but are not limited to the following:

          Telephone (portion allocable to servicing accounts)
          Postage, overnight service or similar services
          Stationery and envelopes
          Shareholder Statements - printing and postage
          Checks - stock supply, printing and postage
          Data circuits
          Lease and maintenance of S.A.I.L. and Easy Access
          Forms
          Microfilm and microfiche
          Expenses incurred at the specific direction of the fund

Payment
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The above will be billed within the first five (5) business days of each month and will be paid by wire within five (5) business days of receipt.


On behalf of the Funds listed on
Attachment A:                            Scudder Service Company


By: /s/David S. Lee                      By: /s/Daniel Pierce
   -------------------                      --------------------
   David S. Lee                             Daniel Pierce
   Vice President                           President

Date:  October 1, 1995                   Date: October 1, 1995